Exhibit 10.65
AMENDMENT TO CHIEF EXECUTIVE OFFICER
EMPLOYMENT AGREEMENT
     This SECOND AMENDMENT TO CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT (“Amendment”), dated as of December 31, 2008, is between La Jolla Pharmaceutical Company, a Delaware corporation, with its principal place of business located at 6455 Nancy Ridge Drive, San Diego, California 92121 (the “Employer”), and Deirdre Y. Gillespie (the “Employee”).
     WHEREAS, the Employee is currently employed as President and Chief Executive Officer of the Employer under a Chief Executive Officer Employment Agreement dated as of March 15, 2006 (the “Agreement”); and
     WHEREAS, the Board of Directors (the “Board”) of Employer, pursuant to Board approval on December 24, 2008, has authorized changes to employment documentation in order to conform to the provisions of IRC Section 409A relating to nonqualified deferred compensation arrangements and the parties hereto consider it appropriate that the Agreement be amended to reflect such arrangements;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Employer and the Employee agree to the following amendment to the Agreement. Capitalized terms used in this Amendment that are not otherwise defined shall have the same meanings as in the Agreement, provided that the terms “Employer” and the “Company” shall be used interchangeably in the Agreement and this Amendment.
1. Section 2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
          “(b) Determination of Bonus. The amount of Executive’s bonus will be determined after the close of the Company’s fiscal year and paid out in the following year. To be eligible to receive a bonus, Executive must remain in employment with the Company throughout the entire fiscal year. Notwithstanding the foregoing, but subject to Section 2.3(c) below, in the event that Executive is terminated without Cause, as a result of a Constructive Termination or in connection with a Change in Control, the amount of Executive’s bonus, if any, will be determined after the occurrence of such event and will be paid to Executive promptly thereafter. In the case of a Change in Control, the Board agrees to consider whether to pay Executive a bonus.”
2. Section 5.2(d) of the Agreement is hereby deleted in its entirety and replaced with the following:
          “(d) Termination by the Executive. The Executive may terminate her employment hereunder at any time for any reason, including but not limited to a Constructive Termination. For purposes of this Agreement, a

‘Constructive Termination’ shall mean that the Executive has complied with the ‘Good Reason Process’ (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. ‘Good Reason Process’ shall mean that (i) the Executive reasonably determines in good faith that one of the events covered in the preceding sentence has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of such event within 60 days of the first occurrence of such event; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the ‘Cure Period’), to remedy the event; (iv) notwithstanding such efforts, such event continues to exist; and (v) the Executive terminates her employment within 60 days after the end of the Cure Period. If the Company cures the event during the Cure Period, the Executive may not have a Constructive Termination.”
3. Section 5.3(b) of the Amendment No. 1 is hereby deleted in its entirety and replaced with the following:
     “Severance Payment. In the event the Company terminates Executive’s employment without Cause or if Executive terminates her employment due to a Constructive Termination, and provided that Executive timely executes and delivers a Release Agreement to the Company, Executive shall be entitled to a lump sum severance payment equal to one and one-half times Executive’s then current annual base salary (the ‘Standard Severance Payment’) on the 30th day after termination.”
4. Section 5.3((e)(i)) of the Agreement is hereby deleted in its entirety and replaced with the following:
          “(i) no such payment will be made under this Agreement until the earlier of (A) the date which is six months and one day after her separation from service or (B) the date of the Executive’s death.”
5. No Other Amendment. Except as otherwise set forth herein, the Agreement shall not be otherwise amended and remains in full force and effect.

     IN WITNESS WHEREOF, the Employer and Employee have executed this Amendment 2 as of the day set forth above.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ Robert A. Fildes
Robert A. Fildes
Chairman of the Compensation Committee
Director

EXECUTIVE

/s/ Deirdre Y. Gillespie Deirdre Y. Gillespie